Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2011 Stock and Annual Incentive Plan of TripAdvisor, Inc. of our reports dated February 15, 2013, with respect to the consolidated financial statements and schedule of TripAdvisor, Inc., and the effectiveness of internal control over financial reporting of TripAdvisor, Inc., included in its Annual Report (Form 10-K/A) for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Boston, Massachusetts

August 5, 2013